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Exhibit 99.2

LIBERTY MEDIA CORPORATION

FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 29,450,846 Shares of Series C Liberty SiriusXM Common Stock
Issuable Upon Exercise of Transferable Rights*

        This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering (the "Rights Offering") by Liberty Media Corporation (the "Company") of transferable rights to subscribe for shares of the Company's Series C Liberty SiriusXM common stock, par value $0.01 per share ("Series C Liberty SiriusXM Common Stock"), by holders of record of the Company's Series A Liberty SiriusXM common stock, par value $0.01 per share ("Series A Liberty SiriusXM Common Stock"), Series B Liberty SiriusXM common stock, par value $0.01 per share ("Series B Liberty SiriusXM Common Stock"), and Series C Liberty SiriusXM Common Stock (collectively, the "Record Date Stockholders") as of 5:00 p.m., New York City time, on May 13, 2020 (the "Record Date").

        Pursuant to the Rights Offering, the Company is issuing rights (the "Series C Liberty SiriusXM Rights") to subscribe for up to 29,450,846 shares of its Series C Liberty SiriusXM Common Stock, on the terms and subject to the conditions described in the Company's prospectus, dated May 14, 2020 (the "Prospectus") (plus additional shares of Series C Liberty SiriusXM Common Stock which may be issued as a result of rounding fractional Series C Liberty SiriusXM Rights up to the nearest whole right as described in the Prospectus). The Series C Liberty SiriusXM Rights may be exercised by holders thereof (the "Rights Holders") at any time during the subscription period, which commences on May 18, 2020. The Rights Offering will expire at 5:00 p.m., New York City time, on June 5, 2020, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Time"). The Series C Liberty SiriusXM Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol "LSXMR" until the Expiration Time.

        As described in the Prospectus, Record Date Stockholders will receive 0.0939 of a Series C Liberty SiriusXM Right for each share of Series A Liberty SiriusXM Common Stock, Series B Liberty SiriusXM Common Stock or Series C Liberty SiriusXM Common Stock held by such holder as of the Record Date. The total number of Series C Liberty SiriusXM Rights to be issued to each Record Date Stockholder was rounded up to the nearest whole number (after taking into account the aggregate number of Series C SiriusXM Rights each Record Date Stockholder would otherwise be entitled to receive in respect of the aggregate number of shares of Liberty SiriusXM common stock held of record by such Record Date Stockholder as a result of the Rights Offering). Such rounding was made with respect to each beneficial stockholder. Each whole Series C Liberty SiriusXM Right entitles a Rights Holder to purchase one new share of Series C Liberty SiriusXM Common Stock, which is referred to as the "Basic Subscription." The subscription price per share of $25.47, which is equal to an approximate 20% discount to the volume weighted average trading price of the Series C Liberty SiriusXM Common Stock over the three trading day period beginning on May 6, 2020 and ending on (and including) May 8, 2020.

        If any shares of Series C Liberty SiriusXM Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the "Remaining Shares"), a Rights Holder that has exercised fully its Series C Liberty SiriusXM Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the "Oversubscription Privilege."

        The Series C Liberty SiriusXM Rights are evidenced by a subscription certificate registered in your name or the name of your nominee. Each beneficial owner of shares of the Company's Liberty SiriusXM common stock registered in your name or the name of your nominee on the Rights

*
Plus additional shares of Series C Liberty SiriusXM Common Stock which may be issued as a result of rounding fractional Series C Liberty SiriusXM Rights up to the nearest whole right as described in the Prospectus.

Distribution Record Date is entitled to 0.0939 of a Series C Liberty SiriusXM Right for every share of Series A Liberty SiriusXM Common Stock, Series B Liberty SiriusXM Common Stock and Series C Liberty SiriusXM Common Stock held as of the Record Date.

        We are asking persons who held shares of Series A Liberty SiriusXM Common Stock, Series B Liberty SiriusXM Common Stock or Series C Liberty SiriusXM Common Stock beneficially, and who received the Series C Liberty SiriusXM Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

        If you exercise the Oversubscription Privilege on behalf of beneficial owners of Series C Liberty SiriusXM Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the number of shares of Series A Liberty SiriusXM Common Stock, Series B Liberty SiriusXM Common Stock and Series C Liberty SiriusXM Common Stock held on behalf of each beneficial owner as of the Record Date, the aggregate number of Series C Liberty SiriusXM Rights that have been exercised pursuant to the Basic Subscription, whether the Series C Liberty SiriusXM Rights exercised pursuant to the Basic Subscription on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Series C Liberty SiriusXM Common Stock being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Series C Liberty SiriusXM Rights on whose behalf you are acting.

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated May 14, 2020;

  2.
  A form of letter which may be sent to beneficial holders of the Series C Liberty SiriusXM Rights; and

  3.
  A Notice of Guaranteed Delivery.

        You will have no right to rescind a subscription after receipt of the payment of the Subscription Price, except as described in the Prospectus. Series C Liberty SiriusXM Rights not exercised at or prior to the Expiration Time will expire.

        Additional copies of the enclosed materials may be obtained from the Information Agent, Broadridge Corporate Issuer Solutions, Inc., toll-free at the following telephone number: 1-888-789-8415.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGERS, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SERIES C LIBERTY SIRIUSXM RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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  Exhibit 99.2